Exhibit 99.1

China Carbon Graphite Group Releases 2010 Financial Results

NEW YORK, April 18, 2011 (GLOBE NEWSWIRE) -- China Carbon Graphite Group, Inc. (OTCBB:CHGI - News) ("China Carbon" or the "Company"), the largest wholesale supplier of fine-grain and high-purity graphite in China and one of the nation's top manufacturers of carbon and graphite products, today issued the Company’s financial results for Fiscal Year 2010 ended December 31, 2010.

2010 Fiscal Year Financial Highlights:

•	Revenue increased 102%, from $15.4 million in 2009 to $31.0 million in 2010
•	Gross profit increased 218%, from $2.2 million in 2009 to $6.9 million in 2010
•	Gross profit rate increased 57.86%, from 14.17% in 2009 to 22.36% in 2010
•	Operating income increased 383%, from operating loss of ($0.9 million) in 2009 to operating income of $2.4 million in 2010
•	Net income increased 194%, from net loss of ($1.5 million) in 2009 to net income of $1.4 million in 2010

Summarized Full Fiscal Year 2010 Results compared with Full Fiscal Year 2009 Results Ended December 31:

	2010	2009	CHANGE
Revenue	$30.99 million	$15.37 million	+102%
Gross profit	$6.93 million	$2.18 million	+218%
Operating Income	$2.43 million	($0.86) million	+383%
Net Income (Loss) *	$1.38 million	($1.47) million	+194%
Earnings (Loss) Per Share (Diluted)**	$0.06	($0.16)	+ 138%

* Net Income in fiscal year 2010 includes non-cash charges of $0.9 million stock compensation expenses, depreciation and amortization expenses of $0.2 million, and a $1.3 million bad debt expense which is reserved as an accounts receivable allowance. In 2010, these expenses totaled $2.4 million and in 2009 were $1.3 million. The accounts receivable allowance amounted to $2.5 million as of December 31, 2010. By April 18, 2011, the Company has collected the majority of December 31, 2010 accounts receivable balance. Thus as of April 18, 2011, the uncollected December 31, 2010 accounts receivable is less than the accounts receivable allowance reserved.
* *Fully diluted earnings per share for FY 2010 were $0.06 and fully diluted loss per share for FY 2009 were ($0.16). These results were achieved at the same time diluted weighted shares outstanding grew from 14.4 million shares in 2009 to 18.5 million shares in 2010.

“We are thoroughly pleased that the Company’s operations generated such robust growth and excellent results in 2010,” said Donghai Yu, Chief Executive Officer of China Carbon. “We are especially proud to have increased our net income by over 190 percent and operating income by over 380 percent compared to 2009. We are glad to see increased revenue from expanded customer base due to market recovery and doubled production capacity, improved margin due to a higher margin product mix, as well as strong financing support from banks.”

“We saw 2010 sales to both established and new customers, with about 45 percent of our total sales in 2010 resulting from our new customers. We have increased our production capacity from 15,000 metric tons to 30,000 metric tons in 2010. We are also currently operating at 100% production capacity. The increased capacity allowed us to fulfill more demand from customers. Before we were constraint from our production capacity.” Mr. Yu continued. “It proved that our strategic decision to double our production capacity and to purchase additional levels of inventories was effective, as we were better prepared to supply the heightened demand for our products.”

Mr. Yu further added, “Our core products all sold extremely well in 2010. Notably, we sold a greater proportion of our higher margin products. Graphite electrodes sales increased over 37 percent, fine grain graphite sales grew over 100 percent and high purity graphite sales rose over 500 percent. We look forward to further gains in revenue as we expect the demand for and our supply of our higher margin graphite products to both continue to rise in 2011.”

2010 Full Year Financial Results

Revenue

China Carbon’s revenues more than doubled, from $15,369,978 in 2009 to $30,994,150 in 2010, an increase of $15,624,172 or approximately 102%. The Company’s revenue was generated mainly from sales of fine grain graphite, graphite electrodes, high purity graphite and semi-processed graphite products. Sales rose in 2010 due to a significant increase in the demand of the Company’s products, which is attributable to the market recovery and new client development. The increased production capacity and increased unit prices also contributed to the boost of total sales.

Cost of Goods Sold

The Company’s cost of goods sold increased from $13,192,496 in 2009 to $24,062,354 in 2010, an increase of $10,869,858 or approximately 82%. This increase reflects the growth in sales in 2010. China Carbon’s cost of goods sold consists of cost of raw materials, utility, labor cost and depreciation expenses on manufacturing facilities.

Gross Profit and Gross Profit Margin

China Carbon’s gross profit increased $4,754,314, or 218%, from $2,177,482 in 2009 to $6,931,796 in 2010. The Company’s gross margin increased from 14% in 2009 to 22% in 2010 due to the variance in its production mix -- in 2010, China Carbon sold a greater proportion of higher margin products.

Selling, General and Administrative Expenses

China Carbon’s selling, general and administrative expenses totaled $4,342,274 in 2010 compared to $2,960,578 in 2009, an increase of $1,381,696 or approximately 47%.

The Company’s selling expenses consist of shipping and handling expenses and exhibition expenses. Selling expenses decreased from $365,865 in 2009 to $186,693 in 2010, or (49%). The decrease was due to a reduction in shipping and handling fees in 2010 compared to 2009. In 2010, customers picked up more products, which is customary in the industry for some of China Carbon’s higher margin products, resulting in less shipping and handling fees.

China Carbon’s general and administrative expenses consist of salaries, office expenses, utilities, business travel, amortization expenses and public company expenses such as legal, accounting, investor relations as well as stock compensation. General and administrative expenses were $4,155,581 in 2010 compared to $2,594,713 in 2009. The increase of the general and administrative expenses is due primarily to increased professional expenses as a public company and to a $1.3 million bad debt expense, which is reserved as an accounts receivable allowance. The increased receivable allowance is in line with increased accounts receivable. The accounts receivable allowance amounted to $2.5 million as of December 31, 2010. By April 18, 2011, the Company has collected the majority of December 31, 2010 accounts receivable balance. Thus as of April 18, 2011, the uncollected December 31, 2010 accounts receivable is less than the accounts receivable allowance reserved.

Net Income

China Carbon’s net income for 2010 was $1,383,391 compared to a net loss of ($1,474,276) in 2009, an improvement of $2,857,667 or 194%.

Liquidity and Capital Resources

China Carbon’s primary capital needs have been to fund its working capital requirements. The Company’s primary sources of financing have been cash generated from operations, short-term and long-term loans from banks in China, and loans from a related party. As of December 31, 2010, the Company had short-term loans in the aggregate amount of $33 million outstanding, which the Company believes to be renewable. China Carbon entered into four short-term bank loans with China Construction Bank for a total of $27 million between August 6 and September 16, 2010. On January 11, 2011, we entered into a short-term bank loan with China Construction Bank for a total of $4.6 million. The loan has an interest rate of 6.06%, due in January 11, 2012, and secured by property and equipment and land use rights. In February 2011, the Company returned $682,650 of a bank loan from a Credit Union. The Company expects that anticipated cash flows from operations, short-term and bank loans will be sufficient to fund its operations through at least the next twelve months.

Financial Outlook

Mr. Yu explained that China Carbon is positioned for excellent results in 2011 and for future growth in the coming years as the Company plans to expand production capacity by as much as 100% in 2011. Mr. Yu stated, “Our new facility which is expected to start operating around August 2011 will increase the production capacity of our higher margin products. The Company also has plan to actively seek opportunities to integrate vertically with raw material providers to help to save the raw material cost and thus to improve the gross profits.”

The Company expects that the increased demand for its higher margin products of fine grain graphite and high purity graphite will extend through 2011, primarily due to anticipated growth in China’s automobile, aerospace, defense, iron and steel industries. China Carbon also expects that relatively lower margin products of graphite electrodes will continue to experience increased demand in 2011. The Company anticipates that cash flow from operations will continue to increase with enhanced sales, improved accounts receivable collection and less bad debt expenses for accounts receivable allowances.

Business Outlook

“The future looks bright for China Carbon,” said Mr. Yu. “Our technology is applicable to some of China’s most rapidly developing industries and we are well positioned in our marketplace. We plan to continue surveying the market before we make any decisions regarding changing our current product mix and regarding the product mix of the new facility under construction. To better position ourselves to fulfill potential increased demand for our products, we are currently doubling our annual production capacity from 30,000 metric tons to 60,000 metric tons. China Carbon anticipates that its new plant will emphasize production of the Company’s higher margin products. ”

China Carbon is also poised to take advantage China’s nuclear graphite needs. Through the Company’s development of isostatic graphite -- including nuclear, solar and semiconductor graphite -- China Carbon looks to provide China’s existing nuclear power reactors as well as the nation’s reactors under construction with nuclear graphite in the near future. China Carbon is also currently developing ultra-high purity graphite with a diameter of 840 mm, which is required for nuclear plants. Additionally, steel plants in China have been upgrading their furnace facilities, creating a high demand for large size ultra-high grade graphite electrodes. China Carbon expects that operations will commence at its new facility in June 2011. The Company believes that it will become China’s first domestic producer of 800 mm diameter ultra-high grade electrodes.

Mr. Yu stated, “We expect that by August 2011, our production capacity will be doubled from 30,000 metric tons to 60,000 metric tons. Since now we are operating at 100% and cannot fulfill current demand of our products, we estimate that our new production facility which will start operating in August 2011 will reach its 100% utilization rate in one to two years after its initial operation. This is further strengthening our high end graphite product mix and leader position.  We aspire to strengthen our position in China’s graphite and carbon industries and to grow the Company even further. Each day we strive to improve the Company and our products. Our goal is to become a world-leader in the graphite and carbon industries.”

Please find more information at our brand new website: www.chinacarboninc.com.

About China Carbon Graphite Group, Inc.

China Carbon Graphite Group, through its affiliate, Xingyong Carbon Co., Ltd., manufactures graphite and carbon based products in China. The company is the largest wholesale supplier of fine-grain and high-purity graphite in China and one of the nation's top overall producers of carbon and graphite products. Fine grain graphite is widely used in smelting for colored metals and rare earth metal smelting as well as the manufacture of molds. High purity graphite is used in metallurgy, mechanical industry, aviation, electronic, atomic energy, chemical industry, food industry and a variety of other fields. In September 2007, the Company was approved and designated by the Ministry of Science & Technology as a "National Hi-tech Enterprise," a distinction which the Company still holds. Of the more than 400 carbon graphite producers in China, China Carbon is the only non-state-owned company to receive this honor. For more information, please visit www.chinacarboninc.com.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.

China Carbon Graphite Group, Inc.and subsidiaries
Consolidated Balance Sheets

	December 31, 2010	December 31, 2009
ASSETS

Current Assets
Cash and cash equivalents	$296,312	$2,709,127
Trade accounts receivable, net of allowance of $2,505,867	6,222,112	5,170,419
Notes receivable	460,856	248,452
Advance to suppliers	10,198,602	790,767
Inventories	26,432,217	16,430,754
Prepaid expenses	573,094	50,000
Other receivables	335,986	1,130,795
Total current assets	44,519,179	26,530,314

Property And Equipment, net	24,127,189	23,913,965

Construction In Progress	10,265,888	2,045,176

Land Use Rights, Net	10,496,930	3,548,273
	$89,409,186	$56,037,728

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$5,452,743	$2,005,583
Advance from customers	1,060,147	1,084,206
Short term bank loan	33,298,150	8,573,901
Long term bank loan - current portion	-	1,613,566
Taxes payable	-	370,777
Other payables	2,584,589	922,109
Dividends payable	32,996	-
Total current liabilities	42,428,625	14,570,142

Long Term Liabilities
Accounts payable in long term	4,744,634	1,243,842
Long term bank loan	-	1,613,566
Warrant liabilities	73,121	708,091
Total liabilities	47,246,380	18,135,641

Stockholders' Equity
Convertible series A preferred stock, par value $0.001 per share, authorized 20,000,000 shares, issued and outstanding 125,000
shares at December 31, 2009 and none at December 31, 2010	-	125
Convertible series B preferred stock, par value $0.001 per share, authorized 3,000,000 shares, issued and outstanding 1,225,000 and
2,160,500 shares at December 31, 2010 and 2009, respectively.	1,225	2,161
Common stock, par value $0.001 per share, authorized 100,000,000 shares, issued and outstanding 20,520,161 and 18,121,661 shares at
December 31, 2010 and 2009, respectively	20,521	18,122
Deferred consulting fee	(57,500)	-
Additional paid-in capital	15,158,291	13,298,332
Accumulated other comprehensive income	6,344,414	5,037,062
Retained earnings	20,695,855	19,546,285
Total stockholders' equity	42,162,806	37,902,087
Total liabilities and stockholders' equity	$89,409,186	$56,037,728

China Carbon Graphite Group, Inc and subsidiaries
Consolidated Statements of Income (Loss) and Comprehensive Income
For the Years Ended December 31, 2010 and 2009

	2010	2009

Sales	$30,994,150	$15,369,978

Cost of Goods Sold	24,062,354	13,192,496
Gross Profit	6,931,796	2,177,482

Operating Expenses
Selling expenses	186,693	365,865
General and administrative	4,155,581	2,594,713
Depreciation and amortization	163,310	75,352
	4,505,584	3,035,930
Operating Income (Loss) Before Other Income (Expense)
and Income Tax Expense	2,426,212	(858,448)

Other Income (Expense)
Interest expense	(1,366,104)	(833,854)
Interest income	-	-
Other expense	(86,967)	(117,341)
Other income	24,589	644,654
Change in fair value of warrants	385,661	(309,287)
	(1,042,821)	(615,828)

Income (Loss) Before Income Tax Expense	1,383,391	(1,474,276)

Income Tax Expense	-	-

Net Income (Loss)	$1,383,391	$(1,474,276)

Deemed Preferred Stock Dividend	(132,778)	(772,982)

Dividend	(101,043)	-

Net Income (Loss) Available To Common Shareholders	$1,149,570	$(2,247,258)

Other Comprehensive Income
Foreign currency translation gain	1,307,351	45,949
Total Comprehensive Income	$2,690,742	$(1,428,327)

Share Data

Basic earnings per share	$0.07	$(0.16)

Diluted earnings per share	$0.06	$(0.16)

Weighted average common shares outstanding,
basic	17,323,979	13,800,052

Weighted average common shares outstanding,
diluted	18,548,979	14,426,518

China Carbon Graphite Group, Inc and subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2010 and 2009

	2010	2009
Cash flows from operating activities
Net Income (Loss)	$1,383,391	$(1,474,276)
Adjustments to reconcile net cash provided by (used in)
operating activities
Depreciation and amortization	1,752,232	1,814,034
Bad debt expenses	1,304,327	251,902
Stock compensation	916,300	982,917
Change in fair value of warrants	(385,661)	309,287
Change in operating assets and liabilities
Accounts receivable	(2,290,273)	(1,410,144)
Notes receivable	(198,806)	(219,819)
Other receivables	812,570	(975,894)
Advance to suppliers	(9,012,989)	268,052
Inventories	(9,203,570)	(453,390)
Prepaid expenses	(126,132)	(50,000)
Accounts payable and accrued liabilities	813,460	2,035,588
Non-current accounts payable	3,371,663	-
Advance from customers	(59,574)	438,859
Taxes payable	(760,859)	6,490
Other payables	1,547,429	366,750
Net cash provided by (used in) operating activities	(10,136,493)	1,890,356

Cash flows from investing activities
Acquisition of property and equipment	(1,000,152)	(4,525,364)
Acquisition of land use rights	(6,819,702)	-
Construction in progress	(5,466,118)	(4,367)
Net cash used in investing activities	(13,285,972)	(4,529,731)

Cash flows from financing activities
Proceeds from issuing common stock	166,400	994,460
Proceeds from issuing series B preferred stock	339,010	2,263,340
Dividends paid	(68,047)	-
Proceeds from short term loan	27,287,550	5,116,630
Payments from short term loan	(5,095,155)	-
Advance to related parties	-	290,975
Repayment of long term bank loans	(1,626,900)	(3,369,779)
Net cash provided by financing activities	21,002,858	5,295,626

Effect of exchange rate fluctuation	6,791	1,077

Net increase (decrease) in cash	(2,412,816)	2,657,328

Cash and cash equivalents at beginning of period	2,709,127	51,799

Cash and cash equivalents at end of period	$296,311	$2,709,127

Supplemental disclosure of cash flow information

Interest paid	$1,366,104	$833,854
Income taxes paid	$-	$-

Non-cash activities:

Deemed preferred dividend reflected in paid-in capital	$132,778	$772,982

Reclassfication between warrant liability and equity	$249,309	$398,804

Reclassification from construction in progress to fixed assets	$985,781	$-

Reclassification from accounts payable to construction in progress	$2,480,539

Issuance of common stock for consulting fee	$916,300	$-

Deferred consulting fee reflected in equity	$57,500	$-

Investor Contact:
Mr. Kevin Fickle
NUWA Group, LLC
Tel: +1-925-330-8315
Email: Kevin@nuwagroup.com
Company Contact:
Mr. Donghai Yu
China Carbon Graphite Group, Inc.
Tel: +1-626-589-6525
Email: ir@chinacarboninc.com